Exhibit 10.14

MERIX Bioscience, Inc.
4233 Technology Drive
Durham, NC 27704-2173

phone: 919-287-6300
fax: 919-287-6301

VIA OVERNIGHT DELIVERY

August 11, 2004

Ms. Lori R. Harrelson

Dear Lori:

I am pleased to extend this offer of employment with MERIX Bioscience, Inc. (“MERIX” or the “Company”). We at MERIX are excited about the challenges and opportunities that lie ahead for us collectively and are enthusiastic about the prospect of your joining the MERIX team. We look forward to your favorable response to this offer.

This offer includes a 90 day probationary period and is contingent upon the following: satisfactory completion of the MERIX employment application, your ability to begin work on the date indicated below, proof of your authorization to work in the United States (I-9 Employment Eligibility Verification), and execution of a Confidentiality and Inventions Agreement.

The details of this offer are as follows:

Title:	Controller

Reporting To:	Timothy Trost Chief Financial Officer

Start Date:	As mutually agreed but no later than 9/7, 2004.

Compensation:	A base salary of $3541.67 per pay period, which equates to $85,000 annually, and is payable semi-monthly

Stock Options:	In accordance with the applicable stock option plan and a written stock option agreement, and subject to the approval of the Board of Directors, you will be granted incentive stock options to purchase 50,000 shares of MERIX common stock at fair market value at the date of grant. The options will vest over four years in accordance with the applicable plan.

Lori R. Harrelson

August 11, 2004

Benefits:	MERIX offers a benefit program for regular, full-time employees, which includes the following elements:

•        Health Insurance

•        Dental Insurance

•        Life and AD&D Insurance

•        Short Terra Disability

•        Long Term Disability

•        Eleven paid holidays per year

•        401(k) Savings and Investment Plan

•        Flexible Spending Account

•        Paid Time Off (PTO) eligibility based on service with the Company and initially prorated at 16.67 hours per month (equivalent to 25 days per year)

•        Note: MERIX pays 100% of all individual benefit premiums and 50% of dependent premiums.)

MERIX will regularly review all its benefit plans and reserves the right to change or terminate such plans at any time.

This offer letter is not intended to, nor does it, create any employment contract for any specified term or duration between you and the Company. In accordance with the laws of the State of North Carolina, your employment with the Company is considered “at will”. This means that, just as you may resign your employment at any time, MERIX may, in its sole discretion, with or without cause, terminate your employment for any reason.

Like most companies, MERIX requires all employees to protect confidential information and to assign to the Company intellectual property developed while working with us at MERIX. A copy of an agreement detailing your obligations is enclosed. Upon acceptance of the terms and conditions of this offer, please sign, date and return to us the duplicate of this letter and the Confidentiality and Inventions Agreement.

The Immigration Reform and Control Act of 1986 makes it unlawful for any employer to hire an illegal alien. The Act requires MERIX to verify the identity and eligibility of each new employee to work in the United States. U.S. Government Form I-9 will be provided on your first day of employment. You will be asked to provide acceptable proof of eligibility to work in the United States. New employees may not be permitted to begin employment at MERIX until such verification is complete.

This letter agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces all oral and written agreements, if any, between the parties with respect to the subject matter of this letter agreement.

Lori R. Harrelson

August 11, 2004

On behalf of all the members of the MERIX team, I wish to reaffirm our excitement about the future potential of this Company and our enthusiasm about the prospect of your joining MERIX. Please let Marilyn French know if you have any questions or need additional assistance. She can be reached at 919-287-6345.

If our employment offer is satisfactory, please sign the duplicate of this letter and the Confidentiality and Inventions Agreement enclosed and return them to Human Resources by August 13, 2004. We are looking forward to working with you in contributing to the growth of MERIX.

Sincerely,

Timothy W.Trost, CPA
Vice President & Chief Financial Officer

I accept the position of Controller.

Signed:

Date:	8-13-04

Start Date:	8-30-04